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On August 28, 2008, Fleetwood Enterprises, Inc. (the “Company”) held an investor conference call to discuss financial results for the first quarter ended July 27, 2008, which also included matters relating to the Company’s annual meeting of shareholders to be held on September 18, 2008. The following is a transcript of the investor conference call.

1

FINAL TRANSCRIPT
Conference Call Transcript FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call Event Date/Time: Aug. 28. 2008 / 10:30AM PT

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson
Fleetwood Enterprises, Inc. - Director IR

Elden Smith
Fleetwood Enterprises, Inc. - President, CEO

Boyd Plowman
Fleetwood Enterprises, Inc. - CFO

Andy Griffiths
Fleetwood Enterprises, Inc. - CAO

Paul Eskritt
Fleetwood Enterprises, Inc. - President, RV Group

Charley Lott
Fleetwood Enterprises, Inc. - President, Housing Group

Lyle Larkin
Fleetwood Enterprises, Inc. - Treasurer

CONFERENCE CALL PARTICIPANTS

David Wells
Avondale Partners - Analyst

Jay McCanless
FTN Midwest - Analyst

Alvin Concepcion
Citi - Analyst

Matthew Hart
Lazard - Analyst

Steve Grisanti
Tricadia - Analyst

Barry Vogel
Barry Vogel and Associates - Analyst

PRESENTATION

Operator
Good morning, ladies and gentlemen. Welcome to the Fleetwood Enterprises first quarter 2009 financial results conference call. (OPERATOR INSTRUCTIONS) Please note this conference is being recorded. I'll now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

Kathy Munson - Fleetwood Enterprises, Inc. - Director IR
Thank you, John. Hello everyone and welcome to Fleetwood Enterprises' conference call for its first quarter fiscal 2009 ended July 27, 2008. I am Kathy Munson, Director of Investor Relations. First, we trust that all of you have received the news release announcing Fleetwood's quarterly results. The Company's 10-Q is expected to be filed on or before September 4. This call is being broadcast live over the Internet on our own website ir.fleetwood.com and is also accessible from streetevents.com and earnings.com. A replay of the call will be available at each site shortly after the end of this call, and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today's press release and during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors identified in the Company's 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today's date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

With that in mind, let's move on to today's call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives who are here and available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer. Charley Lott, President of the Housing Group, has called in from the other side of the country. I will now turn the call over to Elden Smith, Fleetwood's President and CEO. Elden.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thank you, Kathy. Welcome and thanks for joining us today. This was a very tough quarter for us. As you have seen, sales were off in each of our divisions and most deeply in the motor homes, where the decline noticeably accelerated mid-quarter.

The sales of all our products, especially RVs, are highly dependent on consumer confidence. Accordingly, we watch both macro and microeconomic indicators carefully to be prepared so that we're not caught off guard when our businesses, especially in RVs, encounter a downturn like this. We made increasingly aggressive adjustments to production during the last several months, but the rapidly deteriorating market caused us to take a few additional weeks of unscheduled downtime in our RV plants, which negatively affected our labor efficiencies. In spite of these adjustments, we still ended the quarter with more finished goods inventory than we would like. Because our competitors are in the same situation, some with larger inventories, the level of discounting in the marketplace, both wholesale and retail, has escalated.

The Motor Home Division's negative comparisons are exaggerated because last year at this time we experienced a short-term recovery in the motor home market before the housing crisis really took its toll. It's easier to see the benefits of our restructuring in the Travel Trailer Division, which improved its results year-over-year despite a 37% decline in revenues. Labor and materials and manufacturing overheads were all significantly lower this year, even as a percentage of the reduced sales.

At times like this, some observers are inclined to think that RVs may no longer be a viable product. In my view, nothing could be further from the truth. Sales of new RVs are down today because people are uncertain about how much discretionary income they can count on or where the price of fuel may settle. Usage of RVs, however, is up. Rentals are expected to increase 18% in 2008 versus 2007, and campsite usage is up 23% year-to-date. People may not be traveling as far as they normally would, but the RV lifestyle is strong. Recreation is still an American priority.

These trends bode well for future sales. In fact, we expect we'll see the positive effects of pent-up demand once the economy stabilizes and the consumer confidence improves. Fleetwood continues to keep pace with the consumers' tastes in finding new ways to increase customer satisfaction with our products. We continue to offer innovations so that people are inspired to buy our new products when they look for an RV, developing models with features that aren't available on competitors' or other used products. That's why advances in product development are so important.

We'll be showcasing our brand-new diesel Power Bridge Chassis that has more below-floor storage capacity than any of our competitors' models in our next week's National Dealer Meeting, along with our brand-new 2009 Backpack and Compass ultralight travel trailers, which were developed in direct response to the trend toward lighter-weight tow vehicles. We'll also feature the all-new Terry LX which hits the heart of the fifth-wheel market and is a direct result of dealer and customer feedback. And we are introducing the new 2009 version of our popular Southwind gas-powered motor home which underwent a lifestyle change to become even more stylish inside and out. In times like these, building and maintaining strong relationships with our dealer partners is more important than ever. We are pleased that so many of our dealers will be represented at the meeting to share our excitement and provide instant feedback on our plans and products.

Our backlogs continue to reflect the challenges of the market. As of last Friday, the backlog for motor homes stood at 295 units, down 78% from the same time last year, and the travel trailer backlog was 425 units, down 55%. By the way, the backlog numbers that we provided on this call last year were for one week later and included orders from our National Dealer Meeting.

The Housing Group's backlogs were also down considerably. Overall, our backlog as of last Friday was at 586 floors, down 72% from the same time last year. The modular backlog is down because we have substantially completed both the Fort Sill and Fort Bliss Phase II contracts. As noted in our news release, however, we are in the final stages of negotiation for an additional contract of a similar nature that could commence within the next few weeks.

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Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

We were pleased that the Housing Group maintained profitability despite the continuing difficulties in that market. The Housing Group's revenues decreased 15% which led to a 55% decrease in operating income. Though not as dramatically as in the RV Group, the decline in sales accelerated as the quarter progressed. In addition, material costs increased as commodity prices rose, and the competitive pressures made it difficult to increase prices quickly enough to accommodate them. In fact, some manufactured housing competitors are pricing and discounting so aggressively that we have seen a dip in our near-term market share. And our gross margin deteriorated compared with the prior year. Volume is also being adversely affected by foreclosures and heavy discounting in the site-built market.

Very few states have experienced increases in industry shipments for the calendar year-to-date and with the exception of Texas, none of these states currently represent a significant part of our business. In the other states where Fleetwood's representation is more significant, industry shipments are down double digits led by California at 39% and Florida at 23%.

On a positive note, the National Housing Act recently passed by Congress has some provisions that specifically benefit manufactured housing, as it updates the Title I program to allow FHA to guarantee loans on more similar terms to site-built mortgages. For instance, the limit for financing the purchase of a home has been raised to $69,678 from $48,600 and the limits will be increased annually. We believe that these reforms, together with the high quality of manufactured home loan portfolios in recent years, will encourage lenders to increase their participation in the manufactured housing arena.

It would be difficult to exaggerate just how much our sales decline in both businesses has been caused by the current lending environment. We have a great deal of anecdotal evidence about RV and housing customers with a desire to buy with what would be, in normal, in any other environment, very good credit ratings but they cannot qualify to get a loan on reasonable terms. So we are optimistic that any positive changes in the credit environment will lead to increased sales. Currently, this factor is probably at least as important in our recovery as consumer confidence or fuel prices. At this point, I'm going to turn the call over to Boyd to discuss the financials in more detail. Boyd.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Thank you, Elden. First quarter consolidated revenues were $290 million, down 41% from last year's $488 million. Our motor home, travel trailer, and manufactured housing sales were all down by double-digit percentages for the reasons Elden discussed. These trends are not unique to Fleetwood and are impacting our competitors as well. RV Group sales fell 51% to $167 million. Declining consumer confidence, tighter lending standards, and high fuel prices adversely affected the RV retail market. Our sales to dealers were further impacted by aggressive competitive actions and by reductions in dealer inventories. Motor home sales especially felt the brunt of the economy and the market and fell 56% to $122 million. Travel trailer sales were negatively affected by the same influences and declined 37% to $40 million.

Housing revenues decreased 15% to $123 million as a result of overall market weakness but, as Elden said, particularly steep declines, industry declines, in California, Arizona and Florida, historically three of our strongest markets. Modular sales of $24 million, primarily for military housing at Fort Bliss and Fort Sill, partially offset the decline in HUD business. This was an increase from $8.5 million in the prior year, as we were in the initial phase of the Fort Bliss contract.

We incurred a consolidated operating loss in the first quarter of $23.2 million compared to $5.7 million in operating profit in the prior year's first quarter. Both numbers exclude the discontinued operations of our former folding trailer division that was sold in May. The significant deterioration in earnings stems mainly from the more-than-50% drop in motor home revenues. A combination of falling retail demand, particularly in the higher priced Class A products, dealer inventory reductions, higher sales incentives and downtime at our plants caused motor home gross profits to fall by $29.4 million.

Other significant factors contributing to the Company's operating results included the following; Lower consolidated gross margins, where overall percentage declined to 12.7% from 14.8% because, one, the Motor Home Division margin fell to 7.1% from 13.9%. This was due to a disproportionate sales reduction and more prevalent discounting being experienced in the historically more profitable Class A's. Two, the RV Group lost production days and incurred labor inefficiencies as we worked to balance production with lagging demand. And three, the Company as a whole incurred higher delivery costs due to fuel surcharges.

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Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

On the other land, gross margin for the Travel Trailer Division increased to 8.7% from a negative 1.7% due to improvements across the board in material, labor, and manufacturing overhead costs as a percentage of sales. Overall warranty costs were reduced by approximately $3.5 million from the prior year on lower volumes and more efficient service operations. SG&A expenses declined by approximately $7.7 million from the prior year, primarily due to fewer plants and further staff reductions. Other operating income decreased by $4.5 million, as last year's results reflected a gain on the sale of the travel trailer plant. Our consolidated net loss, which included results from the discontinued folding trailer operation, was $29.1 million for the quarter versus a consolidated net loss of $2.3 million in the prior year.

Now turning to cash and liquidity. Given current market conditions, we are fortunate that over the past several quarters we have identified surplus assets and converted most of them to cash. We ended the first quarter with cash and marketable investments of $86 million, a decrease of $14 million from the end of fiscal 2008, but $35 million higher than at the end of the first quarter of the prior year. It should be noted, however, that approximately $20 million of our consolidated marketable investments are required to be held by our captive insurance company. The decline in cash since year-end was mainly due to the net loss, a $20 million increase in inventories, and the repayment of almost $10 million in borrowings. These factors were partially offset by nearly $39 million of proceeds from a common stock sale.

Although undesirable, the increase in inventories was reasonably modest given the size and the speed of the motor home market deterioration during the last half of the quarter. The increase in chassis and finished goods inventories for motor homes actually totaled $27 million, but we expect to bring these inventories down to more normal levels during the second quarter with a corresponding positive impact on our cash balance.

Our borrowings on the term loan were a modest $14 million with virtually no borrowings on the revolving credit facility. Unused availability under the line stood at about $51 million. Average monthly liquidity, consisting of bank cash (which excludes the marketable investments held by our captive insurance company) and availability under the line ranged from $103 million to $118 million during the quarter. Even after allowing for the additional seasonal requirements of the winter months and the intraquarter fluctuations, we expect to remain in excess of the $50 million minimum established by our bank liquidity test.

Since the end of the first quarter, we finalized real estate mortgage financing on two properties, raising an additional $27 million. The mortgages have up to a five-year term, carry an interest rate of slightly under 10% and are collateralized by two operating properties. Remaining unencumbered operating properties total $20 to $25 million in estimated market value and idle properties that are being marketed for sale are also valued in the $20 to $25 million range. We have made a lot of progress over the past year generating cash to address the likely December repurchase of $100 million of 5% convertible subordinated debentures and for other corporate purposes. However, the rapidly deteriorating and uncertain environment means that we are likely to see significant negative operating cash flows over the balance of the fiscal year. We believe it is now prudent to conserve cash so that we have as much operating flexibility as possible to ensure that we continue to be a strong competitor when the markets rebound.

Although the bond debentures permits us to meet this obligation either in stock or cash or a combination of both, we plan to address the December 2008 redemption in advance of the due date by working with investors to replace the existing debentures with one or more alternative debt and/or equity linked securities. Of the options that we have for satisfying our obligation to our 5% holders, we believe that an alternative instrument or instruments would be in the best interest of the long-term health of Fleetwood and all of our stakeholders. The terms of those new instruments, however, would likely be less advantageous to Fleetwood than the existing debentures and may include a higher coupon and some additional dilution to common shareholders. We are confident that a successful completion of this process will position Fleetwood with strong liquidity to manage through this downturn and allow us to emerge as a thriving competitor in both of our industries. Now I will turn the call back to Elden for some closing remarks.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thanks, Boyd. As you are probably aware, this is Boyd's last quarterly conference call as CFO. It is hard for me to imagine, because he was CFO for most of my time with the Company the first time around, and he has been CFO and a tremendous help to me since I returned three years ago. Boyd has always been one who sought ways to make things happen as opposed to one who focuses on why things cannot be done. I cannot say enough about how much we have appreciated his approach to the business, his financial leadership, his knowledge, and his strategic contributions. We wish him the very best including a long, happy, healthy retirement, pursuing activities that give him well-deserved personal satisfaction. As much as we hate to lose Boyd as a full member of the team, we are fortunate to have Andy available to take on the responsibilities as our CFO. Andy is well-prepared and qualified for his new position. For more than three years, Andy has been our Chief Accounting Officer and a member of our executive management team. We all look forward to working with Andy in this new role.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

As we move forward, we are proud of the products that we build, We make quality, affordable homes. We also provide families a terrific way to enjoy the comforts of home away from home in high-quality RVs. And we will continue to ensure that our products are right for the contemporary market. There is a lot that goes into successfully operating a company in very entrepreneurial industries but the key to that success lies in the competitiveness of our products. Our markets will ultimately improve and we will be ready. Meanwhile, we have the resources to weather this storm. When this economic storm is past, we will have made significant strides toward our goals of consistent profitability and continuous improvement. We are confident that strong cash flow at that point will allow us to begin to rebuild shareholder value. We are looking forward to that in the not—too-distant future.

That concludes our general remarks about operating results. Operator, please open the lines for questions.

QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS). Our first question is from David Wells from Avondale Partners. Please go ahead.

David Wells - Avondale Partners - Analyst
Great. Thanks for taking my questions. First off, just had a couple of questions regarding the December redemption. I know in your most recent 10-K you highlighted what looks like $174 million of contractual obligations kind of over the next 12 calendar months. I didn't know if we had an update on where those stand currently and kind of from that perspective what your cash needs are for the balance of fiscal year '09.

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
David, this is Andy. I don't think there's been significant change in that number since then, and of course it does include the 100 million, 5% debentures as if they were due within the next 12 months and obviously you just heard from us as to our latest thinking and plans for those debentures.

David Wells - Avondale Partners - Analyst
Right. Just thinking about your cash needs to run the business, kind of given the current market conditions, do you have a feel for kind of the cash balances that you would like to keep on hand?

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
I think, again, I think Boyd in his remarks gave you a sense of the current levels of liquidity that we have and I think it's as simple as looking forward and dealing with any cash burn from operations which is likely to happen over the next several quarters. Obviously, being able to handle any seasonal fluctuations - obviously during the winter quarter, that can be a more challenging time for us from a liquidity standpoint - but we think we're, as Boyd indicated, we think we're well placed to be able to manage through that quite comfortably.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
David, we're working on basically two-year forecasts of our cash and monitor this if not weekly, more often, and are quite comfortable with the plan that was outlined in Boyd's presentation that we will have adequate cash to cover any contingencies that we anticipate and that's anticipate on a very conservative basis.

David Wells - Avondale Partners - Analyst
Sure.

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
The one thing I would point out, David, on -- as you look at the operating cash flow changes in this last quarter, we did have a fairly sizable build-up of motor home industries, I think 27 million was the number that was mentioned. Obviously we certainly expect to see a reversal in that over the next quarter or so which will help quite significantly in terms of the overall operating cash flow.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

David Wells - Avondale Partners - Analyst
So, then would you say that kind of the cash flow from operations in this quarter wouldn't be a good kind of run rate for the rest of the year? You would expect it to be a lower number? Is that a fair assessment?

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
Yes, it is, for the reasons that I described.

David Wells - Avondale Partners - Analyst
Do you have an estimate for your capital expenditures for this year?

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
I think we've indicated an amount up to about $10 million. I think last year we were right around 6 million, I suspect we will be somewhere between those two numbers.

David Wells - Avondale Partners - Analyst
Okay. All right. And then, just kind of moving on. Given kind of the number of dealer failures that we've seen in the press more recently, are you seeing inventory being put back to you and additional kind of repurchases from those?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
David, this is Paul. We are seeing a little bit of that. I mean, we're sensing as we head into the winter season, too, we obviously — we and everybody else in the industry obviously run a higher risk of that with dealer defaults and that so the trend is up a little bit but so far it's been pretty manageable.

David Wells - Avondale Partners - Analyst
Okay. So then we shouldn't then interpret the decrease in backlogs as resulting from higher repurchases?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
No, I would not.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Not at all.

David Wells - Avondale Partners - Analyst
Okay. All right. And then I guess just in kind of thinking about current trends, didn't know if you could give kind of any updates on what you've seen from an RV perspective since the end of July. One thing we've kind of been hearing is that as gas prices come back down from $4 that traffic level is starting to creep back up a little bit. Is that something you're seeing from your dealers or any thoughts there.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
I would like to go back and make a quick comment about order backlogs. I think one of the things we're seeing that has impacted order backlogs significantly is dealers at this point are not willing to place orders out as far as they may have been a year ago, because of the uncertainties in the marketplace. Consequently, we're operating with backlogs that are much closer to production for that reason.

David Wells - Avondale Partners - Analyst
Okay.

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Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
Just quickly repeat the question, would you, David.

David Wells - Avondale Partners - Analyst
Sure. Didn't know if since the end of July what you've been seeing from a dealer traffic standpoint and we've kind of been hearing a chatter that with gas prices coming back down that traffic at the RV dealer lots has started to pick back up. Didn't know if that was something you were seeing as well.

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
I have seen some of that. It's very spotty. I had a conversation with a dealer last Saturday and one yesterday and we were on dealer visits the week before in Texas. Every market is kind of unique. In Texas, in certain parts of Texas, we're seeing a fairly decent demand for trailers recently with what's going on with oil exploration there. We have — I have heard of a number of cases in the last few weeks where stuff has picked up but I've also talked to dealers where stuff is still slow.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
David, I would add, obviously an improvement in retail traffic, in retail activity in terms of sales is critical to a turnaround, but even with retail activity, what we continue to see is dealers are pushing inventories down. So very rarely are they replacing units that they sell at retail. And that's what's really kind of hitting OEMs with the double whammy.

David Wells - Avondale Partners - Analyst
Sure. That makes sense. Kind of last question, didn't know if you had any kind of an update on what you're seeing from the manufactured housing side kind of since the end of the quarter.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
From what perspective, David? This is Charley Lott.

David Wells - Avondale Partners - Analyst
Hi, Charley. Just in terms of kind of sales trends and traffic levels at those dealers.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
Right. Actually, I think our traffic, since about the latter part of June, has fallen off fairly dramatically and has not picked back up yet. And even the couple semi-healthy markets that we had are suffering more than they were prior to July.

David Wells - Avondale Partners - Analyst
All right. Great. Thank you very much.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
You're welcome.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thank you.

Operator
Next question is from Jay McCanless from FTN Midwest. Please go ahead.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Jay McCanless - FTN Midwest - Analyst
Good morning, everyone.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Good morning.

Jay McCanless - FTN Midwest - Analyst
Just wanted to make sure I'm clear on this. The equity-linked notes or the debt that you all are looking to substitute for the debentures, are you all thinking of this as an all-or-nothing proposal now where you're going to swap debt for debt one for one or is it going to be half cash, half debt? How should we think about that?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
I think it's premature to focus on it with that much specificity. We are exploring both the structure of the instruments as well as having exploratory discussions with important holders and we think that will take shape fairly quickly, but right now it's premature I think to speculate on it.

Jay McCanless - FTN Midwest - Analyst
Okay. Next question along the same lines. With the 20 million that you need to have in cash for the insurance sub and then 50 million in cash that you're required to have under the covenants on the credit facility, does that mean have you to carry 70 million or can a portion of that 50 also count to cover that 20 million?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Yes, the 50 million is not a cash requirement, Jay. It's a liquidity requirement and liquidity is a defined term in the documentation underlying our line of credit. And it is defined as cash per bank plus available borrowings under the line. So to the degree that we have availability under the line, that can be added to cash balances in meeting that $50 million test. I referred to the seasonal fluctuations and also mentioned that our availability under the line in and of itself was 51 million at the end of the first quarter. That number typically gets squeezed down quite a bit in the winter as a result of lower receivables and, in the early winter, lower inventories and, as a result of that, availability under the line will be less and more of it would have to be cash, but it does not have to be all cash.

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
Jay, this is Andy. A sort of a quick method, if you will, to get to that liquidity number is to take the book cash on our balance sheet and I think at the end of this last quarter that was right around $61 million. We typically have bank cash that is higher by about $15 or $20 million as a result of just in-transit float items, outstanding checks, and then as Boyd indicated, over and above that would be any availability under the line and that was about $50 million at the end of the quarter. But, again, you're typically seeing quarter-end numbers and you have to recognize there is some fluctuation during the quarter.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
And that fluctuation, intra-reporting periods, is typically down. For example, our payable cycle obviously occurs between the 10th and 20th of the month, at least the big payable cycle, so cash balances at that point in time would be lower than at any point that we're reporting a balance sheet.

Jay McCanless - FTN Midwest - Analyst
Okay. So I guess to follow on with that, if we looked ahead to the winter, looked ahead to December 15, you're in the height of the payables cycle. Your inventories and receivables are lower at that point I would assume than any point in the year, so if you had to make up, say, 10 to 15 million on the liquidity test with cash and cash on hand, would you also need the additional 20 million for the insurance subsidiary?

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Yes.

Jay McCanless - FTN Midwest - Analyst
Okay. So it's — so one cannot count for the other, you have to have both those at the same time.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Yes, that's right. The insurance subsidiary basically has most of its assets, which are really held as a result of loss reserves on the liability side of its balance sheet under statutory requirements, and most of those are in investments and really never get co-mingled with the cash that we're utilizing for other purposes.

Jay McCanless - FTN Midwest - Analyst
Okay. Okay. On the properties issue, with the two that you mortgaged in California, did I understand correctly that you still got an additional 20 to 25 million classified as held for sale an additional 20 to 25 million above that that you are trying to market at this point?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
20 to 25 million in estimated market value of operating facilities and an equal amount, approximately, of idle facilities that are being held for sale.

Jay McCanless - FTN Midwest - Analyst
Okay. So of the I think it was 45 to 75 million that we talked about a conference call or two ago, now we're down to 20 to 25 million that are still available for sale?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
That's correct.

Jay McCanless - FTN Midwest - Analyst
Okay. What is the status on those negotiations on the different properties?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
There are — there are two, actually, that are in escrow currently. If both closed, and I don't have nearly the certainty on these that I have had on some prior transactions, but if both closed, it would be less than $10 million. Some activity on the others, but a long way from a done deal in virtually every case.

Jay McCanless - FTN Midwest - Analyst
Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
And the market's obviously gotten tougher over the course of the last several quarters.

Jay McCanless - FTN Midwest - Analyst
Sure. If you had to go out and issue term debt today, what rate do you estimate that you would have to pay on that debt?

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
I'm not inclined to speculate. I think you're probably just as well positioned as we are to estimate it, but I'm a little bit constrained in terms of appearing to negotiate publicly, and we don't want to do that.

Jay McCanless - FTN Midwest - Analyst
Sure. And then jumping over to manufactured housing, wanted to find out what percentage of the backlogs, both the quarter end and the one you gave as of last week, what percentage of those are single section versus multi section at this point?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
Jay, this is Charley again. I don't have that broken out like that, but I will say that this past July quarter almost 33% of our HUD code production units was single wides and I suspect that our backlog, what little bit it is, is representative of that number.

Jay McCanless - FTN Midwest - Analyst
Okay. And then, Charley, I've got one other question for you. The last time that the Title I limits were raised, I believe it was either '91 or '92, and I wanted to get a sense from you of how much time it took for the change in financing to translate then into improvements in unit sales and unit turnover. Could you talk a little bit about that?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
Well, Jay, I don't recall that but I've been told by what I believe is reliable sources that this time, with the new changes, that it will be at least the beginning of the year, possibly later than that, before we start to see some results from the new FHA reform program, and especially the Title I home-only program. Apparently the rules have to be written and disbursed and so I think it will be at least that soon before we start to see some results from that new program.

Jay McCanless - FTN Midwest - Analyst
Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

Jay, one further comment. Difficult to compare the early '90s with today because in the early '90s, as you recall, we had a very robust asset-backed securities market that was the primary source of funding for manufactured housing loans and the FHA program was really a drop in the bucket. Today, the FHA program, and I think Charley's prognostication was as good as anybody's in terms of when it will gain traction, but today I would expect that the FHA program as a percentage of the entire industry would be much more important than it was back then.

Jay McCanless - FTN Midwest - Analyst
All right. And then my final question is on the RVs and the comments that you all made in the prepared remarks about difficulty with customers obtaining financing. I thought that the partnership Fleetwood Financial Services that you all were doing with Bank of America was designed to address some of these issues in the market. Is that partnership still working out or are there still some things you're trying to fine-tune there? Can you give me a little more color on that?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
We think it's working very well and you're right, I think it positions us better than we would otherwise be positioned and probably better positioned than many of our competitors. Fortunately, Bank of America is very committed to the RV industry and that's a big plus and thus far we've been very pleased with it. But everyone, including Bank of America, has tightened up. It's just a matter of whether the degree would be even greater if we did not have this arrangement. One of the other major benefits of the arrangement is that it provides the economics, better economics, particularly to mid-tier dealers than they have ever really been able to achieve previously.

Jay McCanless - FTN Midwest - Analyst
Okay. Great.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
Jay, this is Andy. We hear that the single biggest issue out there is being able to make a down payment, and home equity financing has essentially disappeared and pricing on used units has suffered in the current environment and those are obviously the two biggest sources of either a down payment or covering the purchase of a new unit and that's very pervasive across the industry.

Jay McCanless - FTN Midwest - Analyst
Okay. Great. Thanks, everyone.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thank you.

Operator
Our next question is from Alvin Concepcion from Citi. Please go ahead.

Alvin Concepcion - Citi - Analyst
Just had a question about the manufactured housing division. Want to know how you were able to stay profitable given the tough conditions and if you expect to stay that way in light of some weak backlog figures.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group
Well, I think we've done a good job, Alvin, controlling our costs but we probably received about most of the benefit from that initiative as we can reasonably expect to get and as far as forecasting, I couldn't do that for you right now. It's a very challenging market out there and maybe even a little more so this quarter than it was last quarter. So I wouldn't venture to forecast.

Alvin Concepcion - Citi - Analyst
Okay. Thanks.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
I think the important thing is that our manufactured housing group has done an outstanding job of controlling costs and at the same time done quite well in normal times passing on cost increases. As I mentioned in my remarks, material cost increases got a little bit ahead of us in the last quarter, but historically they've done very well in being able to pass those costs on in advance and I think we're probably closer now to accurately reflecting our material cost. The challenge that they face, and RVs face this also, is the discounting and very, very competitive pricing that's taking place in the market now, and that's going to continue to put pressure on margins.

Alvin Concepcion - Citi - Analyst
Okay. And then regarding the discounting that you mentioned, is it more concentrated in a particular business or is it pretty widespread and also has there been any change in the level of discounting since the quarter's ended?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
I think it's probably about the same — both Charley and Paul can jump in if they'd like but it's probably about the same at this point as it was at the end of the quarter. I don't think I've heard that it's any better. And as long as there are manufacturer inventories on the RV side, I think we can expect it to continue to be very challenging. On the manufactured housing side, it's just a price market right now and it will be just in some cases it's a matter of survival for some of the smaller regional companies.

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
This is Paul. On the RV side we've seen it really intensify about the last 10 weeks, starting around the June timeframe as the market started to turn pretty quick on the retail side.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Alvin Concepcion - Citi - Analyst
On the RV side, I mean, is it more on the towables or on the high-priced motorized or is it — ?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
We're seeing it across the board really with all levels of brands on the motor home side and all levels of brands with the trailer side.

Alvin Concepcion - Citi - Analyst
Okay. Thank you.

Operator
Next question is from Matthew Hart from Lazard. Please go ahead.

Matthew Hart - Lazard - Analyst
Yes, couple things. First of all, can you just give the balance in terms of your LCs outstanding?

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
I think they sat right around 65 million at the end of the quarter.

Matthew Hart - Lazard - Analyst
And what was the borrowing base?

Lyle Larkin - Fleetwood Enterprises, Inc. - Treasurer
The borrowing base, as of quarter end, stood at 129 million.

Matthew Hart - Lazard - Analyst
Okay. And then in terms of some of the other working capital items, it looks like your days' receivable are up, which is somewhat new, and your days' payable have trended down, which looks like it's been going on for a while. I mean, in terms of receivables, are you seeing — in terms of your aging and things like that, are you seeing a lot of dealers fall behind? Have you seen bankruptcies, things like that? And then on the payables, can you comment on the terms that your suppliers have you on and whether anybody has you on cash or has tightened terms significantly?

Andy Griffiths - Fleetwood Enterprises, Inc. - CAO
This is Andy. I can comment on both of those. No, I don't think we've seen any — let's take the receivable side first. I don't think we've seen any real changes in our aging, for example. Most of our business is still done on floor financing. Some of the change that you see might be as a result of the military contracts that we do on the housing side of the business, which do obviously have slightly longer and different terms of payment and we were fairly active over the last quarter in that particular area. On the payables side, again, no change in terms with vendors at all. I think what you're really seeing there is, because we significantly reduced our activity based on volume and demand, you get a period of where there's almost a lull in purchasing as we think about chassis and raw materials, and that kind of has a temporary impact in depressing the level of payables. We're likely to see that pop back up at least to a level that would be more sort of consistent with our current volumes.

Matthew Hart - Lazard - Analyst
And then in terms of the amount of capacity you think you'll have to take out in heads and all that kind of stuff to reach sort of these new — to reach profitability under these new kind of production levels, what sort of cash restructuring costs might you anticipate in way of severance or other kind of cash shutdown? Anything substantial?

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
At this point, that would be very difficult to project and we, as we have over the last several years, look very carefully at all of our operations and I think have demonstrated that we're more than willing to consolidate and close where it makes sense. Each situation has to be taken on its own circumstances and its own merit and at this point we're not in a position to do any projecting on that, but I don't think we'll see anything overly significant.

Matthew Hart - Lazard - Analyst
Thanks.

Operator
Next question is from [Steve Grisanti] from Tricadia. Please go ahead.

Steve Grisanti - Tricadia - Analyst
Thanks for taking my call. Just a quick question — I know it had been asked earlier — in regard to what kind of proceeds were going to be used to refinance the debentures. I know you said you didn't want to speculate to that point. Can I ask, have you bought any of those debentures in the open market today? I know those are trading at subpar levels.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
We have not, Steve. And really since we — even if it's below par, it would be utilizing 100% cash for the retirement of only a fraction of the debentures. We think that whatever cash might be applied to that is better applied on a broader basis than buying a small amount at below par.

Steve Grisanti - Tricadia - Analyst
So I guess then it sounds like that, as much of the current debentures that can be renegotiated with amiable terms as possible, that's what's being pursued.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
It really is.

Steve Grisanti - Tricadia - Analyst
Okay. In regard to those, as you said, the potential terms for that new security would be less favorable. If I kind of take a look at your current debenture with a 5% coupon and a 27% conversion premium and I take look at the recent first mortgage transaction that you just completed at 10%, I would think at some point a new convert or equivalent would not be attractive in terms of taking both the financial flexibility of the company and the dilutive nature of the new security into account. So I wanted to get your sense a little bit more in terms of that security as to what you're really trying to accomplish at this time, as I would think that financial flexibility of the company is paramount, and by implication that maybe an equitization of that security would be best for the longevity of the company.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Are you talking about a common stock equity?

Steve Grisanti - Tricadia - Analyst
Yes, correct.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Everything's on the table in that regard and obviously we — the big factors that we're looking at are flexibility, preservation of liquidity, not overly diluting our common shareholder.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Steve Grisanti - Tricadia - Analyst
Sure. But I guess —

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
And, as you pointed out, not putting on fixed charges to a degree that the company can't bear them. So it's a balancing act and what we would like to do and what makes sense for a significant portion of our holders is what we're working towards.

Steve Grisanti - Tricadia - Analyst
Sure. But you're not absolutely 100% married to renegotiating a disadvantageous convert in the sense that there would be a conversion premium that is approaching current market levels on the equity and a fixed charge component of that security that would be deleterious to the ongoing nature of the business in terms of liquidity from a covenant perspective and operational perspective.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
No.

Steve Grisanti - Tricadia - Analyst
Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
We've got to come up with something that makes sense to both us and holders.

Steve Grisanti - Tricadia - Analyst
Okay. Great. Thanks very much. That's all I had.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
You bet.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thank you.

Operator
Next question is from Barry Vogel from Barry Vogel and Associates. Please go ahead.

Barry Vogel - Barry Vogel and Associates - Analyst
Boyd, I've known you for a long time. It's a shame that this is your last conference call under these type of conditions. And it's been a pleasure dealing with you several decades, to say the least. I just wanted to say that.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Thanks, Barry, I appreciate it.

Barry Vogel - Barry Vogel and Associates - Analyst
It's been a long time.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
It has been.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Barry Vogel - Barry Vogel and Associates - Analyst
Anyway, I don't want to beat too many dead horses because the horses have been killed in the prior questions, but I did — there's no question in my mind that survival is the key to working your way out of this situation. And so I want to go over a few items to make — to clarify, cash, unencumbered cash raising, because it is possible that on the $100 million convert you may not be able to pull off one of your miracles because you've done some interesting financial arrangements in the last few years under difficult circumstances to say the least. The first question is on the inventory reductions of motor home chassis and finished goods of motor homes, what is the likelihood of the actual dollar cash generation from reducing the inventory over a reasonable period of time of the motor homes?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
Barry, this is Paul. I think through the end of this calendar year, I think we would be targeting around about a $20 to $25 million reduction.

Barry Vogel - Barry Vogel and Associates - Analyst
So it will take quite a while.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
And that — I think that's very achievable.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay. And, Boyd, as far as these idle assets, I got a little confused because mentioned two different items several times. One was the idle assets, which I understand. These are plants that are not operating that you're trying to sell for $20 to $25 million. And then you mentioned sale of unencumbered operating plants.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
I didn't mention sale of unencumbered operating plants, I just mentioned that we have unencumbered operating plants.

Barry Vogel - Barry Vogel and Associates - Analyst
All right. So it's possible you could get mortgages on those plants?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
They're at least unencumbered assets that could be used in some way in connection with this.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay. All right. So the best you — since they're operating, unless you close them and sell them as idle facilities, mortgages are the only way you can get cash from them, am I correct?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Well, there are others and I don't want to mislead you, but I can think of at least a couple. Secured debt of some sort, even potentially public debt, is one. Another would be sale/leaseback.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
And, again, it falls under the category of secured debt, but potential additional collateral with our current bank group might be a third. There are probably more, if I thought about it a long time. But they are assets that are unencumbered and valuable so they're helpful to us.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay. Now, the other thing I wanted to ask, Elden, I'll ask you this question. I divided the motor home losses by the amount of units you shipped and the loss per unit was a whopping $15,390, which is huge. I'm guessing that the most important part of that massive loss per unit is the heavy discounting that's going on in the industry, is that a correct assumption?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
No. Not necessarily. I'll let Paul get into the details on that.

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
Barry, on our reduction really in gross margin, when you look at it, about three-quarters of that is related to volume and the rest was split between some additional incentives as a percentage of sales and then also labor inefficiencies due to dark days at our plants contributed to some erosion in margin also, but most of it was volume.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Barry, one thing that we ought to point out, volume is the real killer and volume, and we alluded to it I think in at least a couple of places in our presentations, but our dealers had retail sales volume during the quarter of something in the neighborhood of 1600 motor homes. Our volume — our sales to our dealers — were in the neighborhood of 1100. So once dealer inventory — had dealer inventories been at equilibrium rather than in reduction mode, our motor home sales would have been roughly 45% higher than they were and that's, as you know, through these cycles the volatility in volume at the OEM level is just considerably exaggerated compared to retail demand.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
The other thing I'm sure you've been hearing, Barry, is there are some — there is some monstrous discounting taking place. We have not been or had to discount at the same levels that many of our competitors have been and so you can't just take those numbers and come up with a discount based on that.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay. Now, as far as motor home units per lot, do you have a number for last year for the quarter versus now for this quarter?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
I don't —

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
We do have that number. I don't think that's one of the numbers we've got with us right now.

Barry Vogel - Barry Vogel and Associates - Analyst
Would you suggest that the odds are that this thing will continue the way it is for the next couple of quarters and that you might be losing very significantly in terms of motor home sales — revenue — losses again?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group
This is Paul. I think it's going to be a tough couple of quarters as you go through the winter, without a doubt. But, again, one of the things we've been in a constant review and looking at is opportunities to continue to reduce overheads and we will continue to look at those opportunities.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

Barry Vogel - Barry Vogel and Associates - Analyst
So motor home losses probably will be in the range of $10 to $15 million in the next quarter compared to $16 million in the current quarter that just ended?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
We're not prepared to start projecting that. All I can say is that as I indicated in my presentation, we have been aggressively pursuing cost reductions and realignments in our operations and we will continue to do that. A lot will depend on when we reach equilibrium with the dealer community and they start replacing product on a one-on-one basis with retails. And it will depend on the adjustments that we make in our operating units, which we will continue to aggressively pursue.

Barry Vogel - Barry Vogel and Associates - Analyst
Okay. To change the subject to military, which you seem to be doing a nice job in the last 10 to 15 months — the $24 million in revenue is a pretty good quarter and I would think it was profitable. Can you give us some rough estimate for revenues from military for the year given what you know about your relationships with the military and your success at Fort Bliss and Fort Sill?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
At this point, we have a number of contracts in the hopper that are currently being negotiated. And as we indicated in our release, at least one, which is fairly sizable, that we are in the final stages of negotiations on. I think that we can continue to look at increases in this portion of our business and as we indicated in our last conference call, we have been dedicating assets and building the organization in our Trendsetter modular group to address this and to move into it on a more national basis, where to this point we've been pretty well restricted to the southeast and southwest.

Barry Vogel - Barry Vogel and Associates - Analyst
Would it be a new fort as compared to Fort Sill and Fort Bliss?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
We have several new forts in discussion, yes.

Barry Vogel - Barry Vogel and Associates - Analyst
All right. Good luck to you guys.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Thank you very much.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO
Thanks, Barry.

Operator
At this time, we have no further questions.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO
Okay. I want to thank everyone for joining us today and we look forward to talking with you next quarter. Thank you again.

Operator
Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may all disconnect.

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FINAL TRANSCRIPT
Aug. 28. 2008 / 10:30AM PT, FLE - Q1 2009 Fleetwood Enterprises, Inc. Earnings Conference Call

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